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                     February 3, 2021

       Dava Ritchea
       Chief Financial Officer
       Sculptor Capital Management, Inc.
       9 West 57th Street
       New York, New York 10019

                                                        Re: Sculptor Capital
Management, Inc.
                                                            Form 10-K/A for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-33805

       Dear Ms. Ritchea:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              David Levine